Exhibit 4.1
ViewCast.com, Inc.
2005 Stock Incentive Plan
Stock Option Certificate

Name of Optionee	Social Security Number

Street Address

City	State	ZIP Code
This Stock Option Agreement is intended to set forth the terms and conditions on which a Stock Option has been granted under the ViewCast.com, Inc. 2005 Stock Incentive Plan. Set forth below are the specific terms and conditions applicable to this Stock Option. Attached as Exhibit A are its general terms and conditions.

Option Grant	(A)	(B)	(C)	(D)	(E)
Grant Date:

Class of Optioned Shares*	Common	Common	Common	Common	Common

No. of Optioned Shares*

Exercise Price Per Share*

Option Type (ISO or NQSO)

Vesting

Earliest Exercise Date*

Option Expiration Date*

*	Subject to adjustment as provided in the Plan and the General Terms and Conditions.
By signing where indicated below, ViewCast.com, Inc. (the “Company”) grants this Stock Option upon the specified terms and conditions, and the Optionee acknowledges receipt of this Stock Option Agreement, including Exhibit A, and agrees to observe and be bound by the terms and conditions set forth herein and acknowledges receipt of a copy of the ViewCast.com, Inc. 2005 Stock Incentive Plan.

ViewCast.com, Inc.		Optionee

By

Name:
Title:

Instructions: This page should be completed by or on behalf of the Compensation Committee. Any blank space intentionally left blank should be crossed out. An option grant consists of a number of optioned shares with uniform terms and conditions. Where options are granted on the same date with varying terms and conditions (for example, varying exercise prices or earliest exercise dates), the options should be recorded as a series of grants each with its own uniform terms and conditions.

EXHIBIT A
ViewCast.com, Inc. 2005 Stock Incentive Plan
Stock Option Certificate
General Terms and Conditions
     Section 1. Option Size and Type. The number of shares of ViewCast.com, Inc. (“Company”) Common Stock, par value $0.0001 per share (“Shares”), that have been optioned to you under the ViewCast.com, Inc. 2005 Stock Incentive Plan (the “Plan”) is specified in this Stock Option Certificate. If the “Option Type” shown for your stock option is “ISO”, then your stock option has been designed with the intent that it qualify to the maximum permissible extent for the special tax benefits applicable to incentive stock options under the Internal Revenue Code of 1986 (“Code”). If the “Option Type” shown for your stock options is “NQSO”, then incentive stock option tax treatment is not applicable.
     Section 2. Exercise Price. The Exercise Price for your stock options is the price per Share at which you may acquire the Shares that have been optioned to you and is specified in this Stock Option Certificate. As a general rule, the Exercise Price for your stock options will not change unless there is a stock split, stock dividend, merger or other major corporate event that justifies an adjustment.
     Section 3. Vesting.
     (a) Earliest Exercise Date. You may not exercise your stock options until they are vested. The date on which your stock options become vested is specified in this Stock Option Certificate as the Earliest Exercise Date. As a general rule, you must be in the service of the Company on an Earliest Exercise Date in order to be vested in the stock options that vest on that date. You may acquire the Shares that have been optioned to you by exercising your stock options at any time during the period beginning on the Earliest Exercise Date and continuing until the applicable Option Expiration Date, by completing and filing the Notice of Exercise of Stock Option that is attached to this Stock Option Certificate as Appendix A and by following the procedures outlined therein.
     (b) Forfeitures. If you terminate service with the Company prior to an Earliest Exercise Date, you will forfeit any stock options that are scheduled to vest on that date. When you forfeit stock options, you relinquish any and all rights that you have to acquire the Shares that were optioned to you.
     (c) Accelerated Vesting on Change of Control. All of your outstanding stock options that have not previously vested will become fully and immediately vested, without any further action on your part, if in the one-year period following a Change of Control, your service with the Company is involuntarily other than for Cause or you voluntarily terminate service for Good Reason. If vesting accelerates, the accelerated vesting date will be the applicable Earliest Exercise Date. You may designate a beneficiary to inherit your rights to any vested, unexercised stock options that are outstanding to you at your death using the Beneficiary Designation attached as Appendix B.
     Section 4. Option Expiration Date. To derive any benefit from your stock options, you must exercise them during the period that begins on the applicable Earliest Exercise Date and ends on the Option Expiration Date. The Option Expiration Date for your stock options is specified in this Stock Option Certificate. Your Option Expiration Date may be accelerated in the event of your termination of service with the Company. Your stock options will expire on the earliest of (i) the Option Expiration Date, (ii) ninety (90) days after your termination of service with the Company for any reason other than death, Disability, Retirement, or Cause; (iii) one (1) year after your termination of service due to death, Disability or Retirement; and (iv) the date and time of your termination for Cause; provided, however, if you are notified by the Company that you are committing or have committed a Harmful Activity but have not been terminated for Cause your Option Expiration Date shall be shortened to ten (10) days from the date of such notice; provided further that if you terminate service with the Company for any reason other than death, Disability, Retirement, or Cause and subsequently die before the expiration of the ninety (90) day period, the Option Expiration Date will be the sooner of (i) one (1) year after your termination of service and (ii) the Option Expiration Date.
     Note: To qualify for the favorable tax treatment accorded to incentive stock options, you must exercise any stock options that are designated as ISOs within three months after you terminate service as a common-law employee of the Company and its affiliates for any reason other than disability and within one year after you terminate service as common-law employee due to your disability.
     Section 5. Notification of ISO Sale. If your “Option Type” is designated “ISO” and you dispose of or sell any Shares acquired under an ISO before the later of (i) two (2) years after the Grant Date or (ii) one (1) year after the date of your exercise of the ISO, you must immediately notify the Company in writing of this disposition.
     Section 6. Amendment. This Certificate may be amended, in whole or in part and in any manner not inconsistent with the provisions of the Plan, at any time and from time to time, by written Certificate between the Company and you; provided, however, that the Plan and this Stock Option Certificate shall be subject to amendment, with or without advance notice to you and other interested parties, and on a prospective or retroactive basis, including but not limited amendment in a manner that adversely affects the rights of you and other interested parties, to the extent necessary to effect compliance with Section 409A of the Code.
     Section 7. Plan Provisions Control. This Certificate and the rights and obligations created hereunder shall be subject to all of the terms and conditions of the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Certificate, the terms of the Plan, which are incorporated herein by reference, shall control. Capitalized terms in this Certificate have the meaning defined in the Plan, as amended from time to time, unless stated otherwise. By signing this Certificate, you acknowledge receipt of a copy of the Plan.

Appendix A to Stock Option Certificate
ViewCast.com, Inc. 2005 Stock Incentive Plan
Notice of Exercise of Stock Option

Use this Notice to inform ViewCast.com, Inc. that you are exercising your right to purchase shares of common stock (“Shares”) of ViewCast.com, Inc. pursuant to an option (“Option”) granted under the ViewCast.com, Inc. 2005 Stock Incentive Plan (“Plan”). If you are not the person to whom the Option was granted (“Option Recipient”), you must attach to this Notice proof of your right to exercise the Option granted under the Stock Option Certificate entered into between ViewCast.com, Inc. and the Option Recipient (“Certificate”). This Notice should be personally delivered or mailed by certified mail, return receipt requested to: ViewCast.com, Inc., 3701 W. Plano Parkway, Plano, TX 75075, Attention: Compensation Committee. The effective date of the exercise of the Option shall be the earliest date practicable following the date this Notice is received by ViewCast.com, Inc. but in no event more than three days after such date (“Effective Date”). Except as specifically provided to the contrary herein, capitalized terms shall have the meanings assigned to them under the Plan.
OPTION INFORMATION     Identify below the Option that you are exercising by providing the following information from the Stock Option Certificate.

Name of Option Recipient:

Option Grant Date:	,		Exercise Price per share:	$ .
	(Month and Day)	(Year)
EXERCISE PRICE           Compute the Exercise Price below and select a method of payment.

Total Exercise Price	x	$ . =	$
	(No. of Shares)	(Exercise Price)	Total Exercise Price
    Method of Payment

☐ I enclose a certified check, money order, or bank draft payable to the order of ViewCast.com, Inc. in the amount of	$

☐* I enclose Shares I have owned for at least six months duly endorsed for transfer to ViewCast.com, Inc. with all stamps attached and having a fair market value of	$

Total Exercise Price	$

*	Subject to Committee approval as an acceptable method of payment.
ISSUANCE OF CERTIFICATES
I hereby direct that the stock certificates representing the Shares purchased pursuant to section 2 above be issued to the following person(s) in the amount specified below:

Name and Address	Social Security No.	No. of Shares

- -

- -

WITHHOLDING ELECTIONS      For Employee Option Recipients with Non-Qualified Stock Options only. Beneficiaries should not complete.
I understand that I am responsible for the amount of federal, state and local taxes required to be withheld with respect to the Shares to be issued to me pursuant to this Notice, but that I may request ViewCast.com, Inc. to retain or sell a sufficient number of such Shares to cover the amount to be withheld. I hereby request that any taxes required to be withheld be paid in the following manner [check one]:
☐	With a certified or bank check that I will deliver to ViewCast.com, Inc. on the day after the Effective Date of my Option exercise.

☐	With the proceeds from a sale of Shares that would otherwise be distributed to me.

☐	Retain shares that would otherwise be distributed to me and that have a value equal to the minimum amount required to be withheld by law.
I understand that the withholding elections I have made on this form are not binding on the Committee, and that the Committee will decide the amount to be withheld and the method of withholding and advise me of its decision prior to the Effective Date. I further understand that the Committee may request additional information or assurances regarding the manner and time at which I will report the income attributable to the distribution to be made to me. I further understand that if I have elected to have Shares sold to satisfy tax withholding, I may be asked to pay a minimal amount of such taxes in cash in order to avoid the sale of more Shares than are necessary.
COMPLIANCE WITH TAX AND SECURITIES LAWS

I understand that I must rely on, and consult with, my own tax and legal counsel (and not ViewCast.com, Inc.) regarding the application of all laws — particularly tax and securities laws — to the transactions to be effected pursuant to my Option and this Notice. I understand that I will be responsible for paying any federal, state and local taxes that may become due upon the sale (including a sale pursuant to a “cashless exercise”) or other disposition of Shares issued pursuant to this Notice and that I must consult with my own tax advisor regarding how and when such income will be reportable.

Signature	Date

Internal Use Only

Received [check one]:	☐	By Hand	☐	By Mail Post Marked

Date of Post Mark

By

	Authorized Signature	Date of Receipt

Appendix B to Stock Option Certificate
ViewCast.com, Inc.
2005 Stock Incentive Plan
Beneficiary Designation Form

GENERAL
INFORMATION	Use this form to designate the Beneficiary(ies) who will receive vested stock options outstanding to you at the time of your death.

Name of
Award Recipient	Social Security Number	—	—

BENEFICIARY DESIGNATION	Complete sections A and B. If no percentage shares are specified, each Beneficiary in the same class (primary or contingent) shall have an equal share. If any designated Beneficiary predeceases you, the shares of each remaining Beneficiary in the same class (primary or contingent) shall be increased proportionately.
A. PRIMARY BENEFICIARY(IES). I hereby designate the following person as my primary Beneficiary under the Plan, reserving the right to change or revoke this designation at any time prior to my death:

Name	Address	Relationship	Birthdate	Share

%

%

%

Total=100%
B. CONTINGENT BENEFICIARY(IES). I hereby designate the following person(s) as my contingent Beneficiary(ies) under the Plan to receive benefits only if all of my primary Beneficiaries should predecease me, reserving the right to change or revoke this designation at any time prior to my death:

Name	Address	Relationship	Birthdate	Share

%

%

%

Total=100%

I understand that this Beneficiary Designation shall be effective only if properly completed and received by the Compensation Committee of ViewCast.com, Inc. prior to my death, and that it is subject to all of the terms and conditions of the Plan. I also understand that an effective Beneficiary designation revokes my prior designation(s) with respect to all outstanding Stock Options.

Your Signature	Date

Internal Use Only

This Beneficiary Designation was received by the Compensation Committee of ViewCast.com, Inc. on the date indicated.			Comments

By

	Authorized Signature	Date